RESCISSION OF STOCK PURCHASE AGREEMENT

RESCISSION OF STOCK PURCHASE AGREEMENT, dated as of August 12, 2005 (the "Original Agreement"), between Titan Global Holdings, Inc. (f/k/a Ventures National Incorporated), a corporation existing under the laws of the State of Utah (the "Purchaser"), and Farwell Equity Partners LLC, a Delaware limited liability company (the "Seller").

WITNESSETH:

WHEREAS, the Purchaser and the Seller entered into the Original Agreement on August 12, 2005 ("Original Closing Date"), pursuant to which the Seller sold 1,000 shares of common stock, par value $0.01 (the "Shares"), of Oblio Telecom, Inc., a corporation existing under the laws of the State of Delaware, in exchange for 66,000,000 shares of common stock, par value $.001 par value of the Purchaser;

WHEREAS, due to mutual mistake concerning the effect arising from the Original Agreement and the underlying transaction, the Seller,and the Purchaser wish to rescind the Original Agreement, retroactive nunc pro tuns, and effective as of the Original Closing Date;

WHEREAS, the parties wish to be restored to the status quo ante and the relative positions that they would have occupied had no contract been made;

WHEREAS, the parties wish to achieve this restoration within the taxable year of the transaction;

WHEREAS, because the Seller does not wish to work a hardship on the shareholders of the Purchaser whom have contemplated that Purchaser has and will own 1,000 shares of Oblio Telecom, Inc.,

NOW, THEREFORE, in consideration of these recitals, the Original Agreement is hereby rescinded and abrogated. This Rescission shall be effected, on or before December 31, 2005, as follows:

1. Seller shall return to Purchaser the subject 66,000,000 shares of Purchaser,

2.Purchaser shall return to Seller the subject 1,000 shares of Oblio Telecom, Inc.;

3. Seller shall make, for no consideration, a capital contribution to Purchaser of the subject 1,000 shares of Oblio Telecom, Inc;

4. The stock return and capital contribution reflected in 2. and 3. above may occur constructively.

Further Assurances.

The Seller and the Purchaser each agree to execute and deliver timely such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Rescission and the consummation of the transactions contemplated hereby.

Submission to Jurisdiction; Consent to Service of Process.

The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Rescission or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action, or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Entire Agreement; Amendments and Waivers.

This Rescission (including the schedules and exhibits hereto) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Rescission signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Rescission, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Rescission shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Governing Law.

This Rescission shall be governed by and construed in accordance with the laws of the State of Delaware.

Severability.

If any provision of this Rescission is invalid or unenforceable, the balance of this Rescission shall remain in effect.

Binding Effect; Assignment.

This Rescission shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Rescission shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Rescission except as provided below. No assignment of this Rescission or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

TITAN GLOBAL HOLDINGS, INC.

Date: 12/30/05	By:	/s/ David Marks,
David Marks
Chairman

FARWELL EQUITY PARTNERS LLC.

Date: 12/30/05	By:	/s/ David Marks,
David Marks,
Managing Member